Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration Statement No. 333-279581
August 19, 2026

Issuer:	Wisconsin Electric Power Company

Security:	5.10% Debentures due June 15, 2036 (the “new Debentures”)

Principal Amount:	$300,000,000 (The new Debentures offered hereby constitute a further issuance of, are considered and form a single series with, have identical terms (other than the date of issuance and the public offering price) and have the same CUSIP number as, the $400,000,000 aggregate principal amount of the Issuer’s 5.10% Debentures due June 15, 2036 issued on June 4, 2026. Upon completion of this offering, the aggregate principal amount of outstanding Debentures will be $700,000,000.)

Maturity:	June 15, 2036

Coupon:	5.10%

Initial Price to Public:	97.550% per new Debenture plus accrued interest from and including June 4, 2026 to, but excluding, the Settlement Date (the total amount of accrued interest on the Expected Settlement Date will be $3,400,000)

Re-Offer Yield:	5.424%

Spread to Benchmark Treasury:	+75 basis points

Benchmark Treasury:	UST 4.625% due August 15, 2036

Benchmark Treasury Yield:	4.674%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2026

Optional Redemption:	Prior to March 15, 2036 (the date that is three (3) months prior to the maturity date, which is referred to herein as the “Par Call Date”), the Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Debentures matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 10 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the Par Call Date, the Issuer may redeem the Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Redemption for Tax Credit Event*:	In whole, but not in part, at 101% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon (notice may be issued no later than December 31, 2026, for a redemption not less than 10 nor more than 60 days after such notice).

Trade Date:	August 19, 2026

Expected Settlement Date:	August 24, 2026 (T+3)

Expected Ratings**
(Moody’s/S&P/Fitch):	A2 (Stable) / A- (Stable) / A+ (Stable)

CUSIP/ISIN:	976656 CY2 / US976656CY22

Joint Book-Running Managers:	BofA Securities, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Manager:	Cabrera Capital Markets LLC

*	The term “Tax Credit Event” has the meaning ascribed to it in the Issuer’s Preliminary Prospectus Supplement dated August 19, 2026.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com, TD Securities (USA) LLC toll-free at (855) 495-9846 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.